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                                                                    Exhibit 15.1






January 2, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Ladies and Gentlemen:

We are aware that Crown Cork & Seal Company, Inc. will include our report dated December 13, 1995 (issued pursuant to the provisions of Statement on Standards for Attestation Engagements, "Reporting on Pro Forma Financial Information") in the Prospectus Supplement to be filed on or about January 3, 1996, supplementing the Prospectus constituting part of its Registration Statement on Form S-4 (No. 33-64167) as amended on November 14, 1995. We are also aware of our responsibilities under the Securities Act of 1933.


Yours very truly,



/s/ Price Waterhouse LLP